Exhibit 99.1

ABC, INC. SAVINGS & INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

ABC, INC. SAVINGS & INVESTMENT PLAN

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2006 AND 2005

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2006 and 2005	2

Statement of Changes in Net Assets Available for Benefits For the year ended December 31, 2006	3

Notes to Financial Statements	4

Additional Information (included pursuant to Department of Labor Rules and Regulations):

Schedule H, line 4i – Schedule of Assets (Held at End of Year) As of December 31, 2006	11

Schedule H, line 4a – Schedule of Delinquent Participant Contributions For the year ended December 31, 2006	12

Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

the ABC, Inc. Savings & Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the ABC, Inc. Savings & Investment Plan (the “Plan”) at December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Delinquent Participant Contributions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As further described in Note 1, effective February 2, 2007, the Plan was merged into the Disney Salaried Savings and Investment Plan.

PricewaterhouseCoopers LLP

Los Angeles, California

June 21, 2007

ABC, INC. SAVINGS & INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	December 31,
	2006	2005
Assets
Investments in Master Trust:
At fair value:
The Walt Disney Company Common Stock Fund	$402,311	$313,964
Shares of registered investment companies:
Fidelity Growth & Income Portfolio Fund	135,311	132,733
Fidelity Institutional Money Market Fund	151,835	141,168
Fidelity Cap Appreciation Fund	155,786	136,191
Fidelity Asset Manager Fund	71,555	69,001
Fidelity Diversified International Fund	73,174	42,856
Fidelity Freedom Income Fund	671	117
Fidelity Freedom 2000 Fund	72	354
Fidelity Freedom 2010 Fund	4,565	2,274
Fidelity Freedom 2020 Fund	4,876	2,356
Fidelity Freedom 2030 Fund	2,349	928
Fidelity Freedom 2040 Fund	2,719	836
Fidelity US Equity Index Pool	21,726	16,577
Fidelity Freedom 2005 Fund	240	541
Fidelity Freedom 2015 Fund	3,711	2,133
Fidelity Freedom 2025 Fund	3,119	1,192
Fidelity Freedom 2035 Fund	1,756	574
PIMCO Total Return Fund	42,572	38,303
Baron Growth Fund	24,198	21,559
Ariel Appreciation Fund	16,617	17,556
Sequoia Fund	126,473	120,869
Calamos Growth A	30,111	29,783
Vanguard Mid-Cap Index Fund – Institutional Class	19,634	13,766
Royce Low Priced Stock Fund	15,332	4,544
Tamarack Enterprise I Fund	14,747	11,610
Participant loans	13,132	12,253

Total investments	1,338,592	1,134,038

Receivables:
Participant contributions	1	1
Employer contributions	898	904
Interest and dividend income	3,633	3,525

Total receivables	4,532	4,430

Net assets available for benefits	$1,343,124	$1,138,468

The accompanying notes are an integral part of these financial statements.

ABC, INC. SAVINGS & INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

For the Year Ended December 31, 2006
Additions to net assets attributed to:
Plan’s interest in Master Trust’s investment income:
Dividends	$73,810
Interest	795
Net appreciation in fair value of investments (Note 3)	141,070

215,675

Contributions:
Participant	68,336
Employer	15,180

83,516

Total additions	299,191

Deductions from net assets attributed to:
Benefits paid to participants	94,472
Administrative expenses (Note 5)	63

Total deductions	94,535

Net increase	204,656
Net assets available for benefits:
Beginning of year	1,138,468

End of year	$1,343,124

The accompanying notes are an integral part of these financial statements.

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

1. Description of the Plan

General

The ABC, Inc. Savings & Investment Plan (the “Plan”) is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. This Plan is also an Employee Stock Ownership Plan (ESOP) that provides employees the opportunity to participate in the performance, both positive and negative, of The Walt Disney Company common stock. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Administration of the Plan

ABC, Inc. (the “Company”) has appointed the Employee Benefits Committee (the “Committee” or “Plan Administrator”) to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan. The Company has appointed the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employee Deferred Compensation and Retirement Plans as the investment committee under the Plan.

The assets of the Plan are administered under a trust agreement between The Walt Disney Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation

Participation in the Plan is available to eligible domestic employees of the Company and its subsidiaries or affiliated companies participating in the Plan. Effective July 1, 2004, eligible employees may enroll and begin making contributions 90 days after their hire date. After one year of service, Company matching contributions begin. Prior to July 1, 2004, participants were required to complete a year of service before they could enroll and begin making contributions and receive Company matching contributions.

The Plan accepts direct cash rollovers from other qualified plans regardless of whether the employee has met the eligibility service requirement.

Contributions

Participants are permitted to contribute in whole percentages, up to 20 percent of their base compensation (plus commissions and sales bonuses) on a pre-tax basis through payroll deductions. A participant’s total pre-tax contributions and the Company’s matching contributions, in any Plan year, cannot exceed the limits provided under Section 415 of the Code.

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1. Description of the Plan (continued)

Contributions (continued)

Effective January 1, 2002, the Plan ceased to accept voluntary post-tax contributions. Post-tax contributions made prior to January 1, 2002 may remain in the Plan and continue to share in the Plan’s investment results on a tax-deferred basis. The principal amounts of such post-tax contributions are recovered tax-free when withdrawn or distributed.

The Company currently contributes as a matching amount the lesser of two percent of eligible compensation or 50 percent of employee contributions. The Company may change the level of matching contributions or cease making matching contributions. Effective October 1, 2004, participants may pre-elect investment of the Company’s matching contributions in any of the available Plan investment funds, or any combination of funds. If no election is made, Company matching contributions are invested in The Walt Disney Company’s common stock.

Income earned on participant and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan.

Vesting

Participants are fully vested immediately in all contributions including the Company’s matching contributions made to the Plan and all earnings thereon.

Investments

Participants may direct the investment of their employee contributions and any Company-matching contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investment of their employee contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals

A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participant account balances under $1,000 are automatically distributed within 60 days following the participant’s severance date or as soon as possible, thereafter, unless the participant elects to rollover the distribution into an IRA or another qualified plan.

If no election is made, the account balance will be distributed to the participant less 20 percent for federal tax withholding. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

Under Section 401(k) of the Code, in-service withdrawals, up to 100% of the participant’s account, are available after reaching age 59 1/2. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code and the Plan. A participant may withdraw his or her post-tax contributions at any time. The minimum amount of withdrawal is $250.

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1. Description of the Plan (continued)

Loans

Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of offset. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant. The interest rate on loans is determined monthly based on the prime rate plus one percent.

2. Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances, the amounts reported in the Statements of Net Assets Available for Benefits and the amounts reported in the Statement of Changes in Net Assets Available for Benefits.

Investment Valuation and Income Recognition

The Plan’s investments are all held in the Master Trust. Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. Shares of common and collective trust funds are valued at net unit value, which is based upon the value of the underlying securities as determined by the Trustee at year end. The Company stock fund is valued at year end unit closing price (defined as the year end market price of common stock plus uninvested cash position). Participant loans are valued at their outstanding balances which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

2. Summary of Significant Accounting Policies (continued)

Net Appreciation/Depreciation in Fair Value of Investments

The Plan’s share of the Master Trust’s net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.

Payment of Benefits

Benefits are recorded when paid.

3. Investments

The following are investments within the Master Trust that represent 5% or more of the Plan’s net assets at December 31:

	2006	2005
The Walt Disney Company Common Stock Fund	$402,311	$313,964
Fidelity Growth & Income Portfolio Fund	135,311	132,733
Fidelity Institutional Money Market Fund	151,835	141,168
Fidelity Cap Appreciation Fund	155,786	136,191
Fidelity Asset Manager Fund	71,555	69,001
Fidelity Diversified International Fund	73,173	*
Sequoia Fund	126,473	120,869

*	Fund under 5% of the Plan’s net assets for the year.

During 2006, the Plan’s investments within the Master Trust (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

The Walt Disney Company Common Stock Fund	$127,451
Shares of registered investment companies, money market fund and common/collective trust fund	13,619

$141,070

4. Income Taxes

The Company has received a favorable determination letter from the Internal Revenue Service dated June 7, 2005, stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. The Plan Administrator and the Plan’s legal counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

5. Related Party Transactions

Certain Plan investments are shares of registered investment companies managed by Fidelity. Fidelity is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan to the Trustee amounted to $63,251 for the year ended December 31, 2006. The Company also qualifies as a party-in-interest and absorbs certain administrative expenses of the Plan. The Company paid $21,606 of administrative expenses on behalf of the Plan for the year ended December 31, 2006. Such transaction with the Company qualify for a statutory exemption. Furthermore, participant loans are considered party-in-interest transactions thus they qualify for statutory exemption.

The Plan also offers the Disney Stock Fund investment option. The Disney Stock Fund is designed primarily for investment in The Walt Disney Company’s common stock. Transactions in this investment qualify as exempt party-in-interest transactions.

6. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

	December 31,
	2006	2005
Net assets available for benefits per the financial statements	$1,343,124	$1,138,468
Amounts allocated to withdrawing participants	—	(398)

Net assets available for benefits per Form 5500	$1,343,124	$1,138,070

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

For the Year Ended December 31, 2006
Benefits paid to participants per the financial statements	$94,472
Add: Amounts allocated to withdrawing participants at December 31, 2006	—
Less: Amounts allocated to withdrawing participants at December 31, 2005	(398)

Benefits paid to participants per Form 5500	$94,074

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, but not yet paid as of that date.

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

7. Investment in Disney 401(k) Master Trust

The Plan’s investments are held in the Disney 401(k) Master Trust (the “Master Trust”), which also includes the assets of the Disney Salaried Savings and Investment Plan, and the Disney Hourly Savings and Investment Plan, which are defined contribution plans sponsored by the Company or one of its affiliated companies. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 48% and 49% at December 31, 2006 and 2005, respectively. Investment income of the Master Trust for the year ended December 31, 2006 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2006 the Master Trust’s purchases and sales of The Walt Disney Company common stock were $125,902,428 and $191,706,633, respectively.

Investments held by the Master Trust are as follows:

	December 31,
	2006	2005
Investments, at fair value:
The Walt Disney Company Common Stock Fund	$857,479	$654,173
Shares of registered investment companies, money market fund and common/collective trust fund	1,929,801	1,631,982

Total	$2,787,280	$2,286,155

The investment income of the Master Trust is as follows:

For the Year Ended December 31, 2006
Investment income:
Interest and dividends	$149,767
Net appreciation in fair value of investments	304,373

Total	$454,140

The net appreciation (including net realized gains/losses) in the fair value of the investments held by the Master Trust is as follows:

For the Year Ended December 31, 2006
Net appreciation:
The Walt Disney Company Common Stock Fund	$268,189
Shares of registered investment companies, money market fund and common/collective trust fund	36,184

Total	$304,373

ABC, INC. SAVINGS & INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

8. Subsequent Events

On February 2, 2007, the Plan was merged into the Disney Salaried Savings and Investment Plan. Total assets of $1,378,580,910 were transferred to the Disney Salaried Savings and Investment Plan on this date.

On June 12, 2007, the ABC Radio business was spun off from The Walt Disney Company and then merged into Citadel Broadcasting Corporation (“Citadel”). Under the terms of the merger agreement, each Disney stockholder received 0.0768 shares of Citadel Common Stock for each share of Disney Common Stock they held as of the record date of the transaction, June 6, 2007. After the merger, the Citadel Common Stock Fund (“Citadel Stock Fund”) was added as a new investment fund to the Plan. The shares of Citadel Common Stock that were received by the Plan are included in the Citadel Stock Fund.

9. New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for the Plan’s 2008 plan year, although early adoption is permitted. The Plan Administrator is currently assessing the potential effect of SFAS 157 on the Plan financial statements.

In September 2006, the U.S. Securities and Exchange Commission (SEC) staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108). SAB 108 was issued in order to eliminate the diversity in practice surrounding how public companies quantify financial statement misstatements. SAB 108 requires that registrants quantify errors using both a balance sheet and income statement approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 was implemented during the Plan’s year ended December 31, 2006. The adoption of SAB 108 had no impact on the Plan’s financial statements.

ABC, INC. SAVINGS & INVESTMENT PLAN

EIN: 14-1284013, Plan: 024

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2006

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(e) Current Value
*	Participant loans	Interest rates range from 5.0% to 9.5% and maturing between January 2007 and December 2016.	$13,132,449

*	A party-in-interest for which a statutory exemption exists.

ABC, INC. SAVINGS & INVESTMENT PLAN

EIN: 14-1284013, Plan: 024

SCHEDULE H, LINE 4a

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
$5,984	$5,984

Participant Loan Repayments Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
$4,186	$4,186